Exhibit 3.2

AMREIT, INC.

ARTICLES OF AMENDMENT

THIS IS TO CERTIFY THAT:

FIRST:    The Articles of Amendment and Restatement, as amended (the “Charter”), of AmREIT, Inc., a Maryland corporation (the “Corporation”), are hereby amended to decrease the par value of the shares of Class A Common Stock of the Corporation issued and outstanding immediately prior to the filing of these Articles of Amendment from $0.02 per share to $0.01 per share.

SECOND:    The amendment to the Charter as set forth above has been duly approved by at least a majority of the entire Board of Directors as required by law. The amendment set forth herein is made without action by the stockholders of the Corporation, pursuant to Section 2-605(a)(2) of the Maryland General Corporation Law.

THIRD:    There has been no increase in the authorized shares of stock of the Corporation effected by the amendment to the Charter as set forth above.

FOURTH:    The undersigned acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its Chairman and Chief Executive Officer and attested to by its Secretary on this 23rd day of July, 2012.

ATTEST:		AmREIT, Inc.

By:	/s/ Chad C. Braun	By:	/s/ H. Kerr Taylor	(SEAL)
Name:	Chad C. Braun	Name:	H. Kerr Taylor
Title:	Secretary	Title:	Chairman and Chief Executive Officer